Exhibit 3

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB PROVIDES CORPORATE UPDATE
Names new chairman; Makes management change; Updates Q3 guidance

Toronto, ON - October 13, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, announced today a number of organizational changes and updated its guidance for third quarter performance.

The company announced that Chris Bulger has been appointed chairman of ADB’s board of directors. Mr. Bulger has extensive experience in the technology and financial services industries. He is CEO of Megawheels Technologies Inc., and has previously served as CEO of eLab Technology Ventures and as a partner with HDL Capital Corporation. Mr. Bulger, a chartered financial analyst and a graduate of INSEAD, has been a member of ADB’s board of directors since 1996, and has been active on its audit and corporate governance committees.

“As a member of the board, Chris has been instrumental in helping to shape ADB’s strategic direction and providing recommendations on how to best realize our corporate, financial and operational objectives,” said Jeff Lymburner, CEO of ADB Systems. “I look forward to working more closely with Chris, and now being able to devote more effort to sales and customer activities.”

ADB also announced that Mike Robb has resigned as chief financial officer. Mr. Robb’s responsibilities will be overseen by Mr. Bulger, who previously served as the company’s CFO from 1996 to 1998.

Updates Q3 guidance and schedules reporting of results
ADB also announced it is adjusting its guidance for revenue for the third quarter of 2005 to approximately $1.1 million.

“Although we anticipated greater growth, our revenue performance in Q3 resulted in a year-over-year improvement of approximately 24 percent,” Mr. Lymburner said. “In addition, we generated $150,000 in deferred revenues for the third quarter that will be recognized in Q4.”

ADB also announced that it will release its third quarter financial results on November 9, 2005 following the close of the markets. ADB will hold a conference call at 10:00 a.m. (Eastern time) on Thursday, November 10 to discuss its financial results and review operational activities.

About ADB Systems International Ltd.
ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli, Chief Marketing Officer
Tel: (416) 640-0400 ext. 273
Fax: (416) 640-0412
E-mail: jracanelli@adbsys.com